Exhibit 99.2

AMENDMENT TO THE SILVERCREST ASSET MANAGEMENT GROUP, INC.

2012 EQUITY INCENTIVE PLAN

This Amendment to the Silvercrest Asset Management Group, Inc. 2012 Equity Incentive Plan, as amended (the “Plan”), is hereby adopted this 18th day of April, 2025, by the Board of Directors (the “Board”) of Silvercrest Asset Management Group, Inc. (the “Company”).

WITNESETH:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 16.1 of the Plan, the Board may amend the Plan with respect to certain matters, provided that any material increase in the number of Shares available under the Plan shall be subject to stockholder approval; and

WHEREAS, Board has approved and authorized this Amendment to the Plan and has recommended that the stockholders of the Company approve this Amendment;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, subject to and effective as of the date of stockholder approval hereof, in the following particulars:

1.
Section 4 of the Plan is hereby amended by increasing the share references in such section from 2,737,500 to 4,237,500 so that such section reads in its entirety as follows:

“ 4. Stock and Class B Units Subject to the Plan. At no time shall the number of shares of Stock and Class B Units issued pursuant to or subject to outstanding Awards granted under the Plan, nor the number of shares of Stock issued pursuant to or subject to outstanding Incentive Options, exceed 4,237,500 shares of Stock or Class B Units, subject, however, to the provisions of Section 8 of the Plan. For the avoidance of doubt, any Award with respect to either a share of Stock or with respect to a Class B Unit will reduce the overall limit with respect to the number of shares of Stock and Class B Units that may be granted under Awards on a one-for-one basis.

For purposes of applying the foregoing limitation, settlement of any Award shall not count against the foregoing limitations except to the extent settled in the form of Stock or Class B Units and, without limiting the generality of the foregoing:

(a)
if any Option or Stock-settled Stock Appreciation Right expires, terminates, or is cancelled for any reason without having been exercised in full, or if any other Award is forfeited by the recipient or repurchased at less than its Market Value as a means of effecting a forfeiture, the shares of Stock or Class B Units not purchased by the Optionee or which are forfeited by the recipient or repurchased shall again be available for Awards to be granted under the Plan;

(b)
if any Option is exercised by delivering previously owned shares of Stock or Class B Units in payment of the exercise price therefor, only the net number of shares or units, that is, the number of shares of Stock or Class B Units issued minus the number received by the Company in payment of the exercise price, shall be considered to have been issued pursuant to an Award granted under the Plan; and

(c)
any shares of Stock or Class B Units either tendered or withheld in satisfaction of tax withholding obligations of the Company or an Affiliate shall again be available for issuance under the Plan.

None of the foregoing provisions of this Section 4, including the adjustment provisions of Section 8, shall apply in determining the maximum number of shares of Stock issued pursuant to or subject to outstanding Incentive Options unless consistent with the provisions of Section

Exhibit 99.2

422 of the Code, however. Shares of Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.”

Except as specifically set forth herein, the terms of the Plan shall be and remain unchanged, and the Plan as amended shall remain in full force and effect.

The foregoing is hereby acknowledged as being the Amendment to the Plan, as adopted by the Board on April 18, 2025, and approved by the Company’s stockholders on June 4, 2025.

SILVERCREST ASSET MANAGEMENT GROUP, INC.

By: /s/ Richard R. Hough III

Richard A. Hough III

Chairman, Chief Executive Officer, and President

By:/s/ Scott A. Gerard_______________

Scott Gerard

Chief Financial Officer